Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY, INCLUDING THE SHARES ISSUABLE UPON EXERCISE HEREOF, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THE ISSUER, IS AVAILABLE.

COMMON STOCK PURCHASE

WARRANT AGREEMENT

No. ________

BioRegenx, Inc.

This Warrant Agreement (this “Agreement”) is dated as of _______________, (the “Issue Date”) and entered into by and between BioRegenx, Inc, a company organized under the laws of the State of Nevada .

WHEREAS, the Company agreed to issue the Warrant evidenced by this Agreement to the Warrant Holder pursuant to that certain Subscription Agreement between the Company and the Warrant Holder dated as of _ (the “Subscription Agreement”);

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and for other good and valuable consideration, the parties agree as follows:

1. Grant of Warrant. The Company hereby, upon the terms and subject to the conditions of this Agreement, issues to the Warrant Holder a warrant (the “Warrant”) evidenced by this Agreement to purchase up to _____________ shares of the Company’s Common Stock, $0.0001 par value per share (the “Common Stock” and the shares of Common Stock issuable to the Warrant Holder hereunder (as such amount may be adjusted pursuant to the terms hereof, the “Warrant Shares”) at an exercise price of $0.20 per share (as such amount may be adjusted pursuant to the terms hereof, the “Exercise Price”). The Exercise Price and the number of Warrant Shares for which the Warrant is exercisable shall be subject to adjustment as described in Section 6.

2. Term and Termination of Warrant. The Warrant shall terminate on the date that is exactly two (2) years from the date of the consummation of the Company’s proposed public offering resulting in the Common Stock listed on an internationally recognized stock exchange (such date, the “Expiration Date”).

3. Exercise of the Warrant.

(a) Exercise and Payment. The purchase rights represented by the Warrant may be exercised by the Warrant Holder, in whole or in part at any time following the Issue Date and at any time prior to the Expiration Date, the Holder may exercise this Warrant into shares of the Company's Common Stock, by the surrender of the Warrant (together with a duly executed notice of exercise in the form attached hereto as Exhibit A) at the principal office of the Company, and by the payment to the Company, at the option of the Warrant Holder by wire transfer of immediately available funds, of an amount equal to (A) the number of shares of Common Stock being purchased upon exercise of the Warrant multiplied by (B) the then current Exercise Price (the “Warrant Price”).

(b) Stock Certificates. In the event of the exercise of all or any portion of the Warrant, certificates for the Warrant Shares so purchased shall be delivered to the Warrant Holder by the Company at the Company’s own expense within a reasonable time, which shall in no event be later than five (5) days thereafter and, unless the Warrant has been fully exercised or has expired, a new Warrant representing the Warrant Shares with respect to which the Warrant shall not have been exercised shall be issued to the Warrant Holder within such time.

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(c) Fractional Warrant Shares. No fractional Warrant Shares will be issued in connection with any exercise hereunder, but instead the shares shall be rounded up to the nearest whole share.

(d) Ownership Limitation. Notwithstanding the provisions of this Warrant, in no event shall this Warrant be exercisable to the extent that the issuance of Common Stock upon the exercise hereof, after taking into account the Common Stock then owned by the Warrant Holder and its affiliates, would result in the beneficial ownership by the Warrant Holder and its affiliates of more than 4.99% of the outstanding Common Stock of the Company. For purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended.

(e) Call Provision. Subject to the provisions of Section 3(d) and this Section 3(e), in the event the Common Stock shall be listed on a U.S. stock exchange and trade, as determined by the daily closing price, for twenty two (22) consecutive trading days at or above $1.00 per share (the "Redemption Event"), the Company shall have the right, but not the obligation, to redeem all or any portion of the outstanding Warrant, at which time the Holder may elect to exercise the Warrant as set forth in Section 3(a) above. No later than ten (10) Business Days following a Redemption Event, the Company shall deliver written notice thereof via facsimile to the Holder (a "Redemption Notice"). At any time during the period beginning after the date of the Redemption Notice and ending ten (10) Business Days thereafter, the Holder may submit an Exercise Notice to the Company requesting to exercise all or any portion of this Warrant ("Redemption Exercise Notice"), to the Company, which Redemption Exercise Notice shall indicate the portion of the Warrant the Holder is electing to exercise. The Company shall redeem the then outstanding portion of the Warrant, if any, on the twentieth (20th) Business Day following the date of the Redemption Notice at the Exercise Price, in cash. The payment in cash for any redemptions shall be in compliance with Rule 419 of the Securities Act. Notwithstanding the foregoing, the Company may only redeem the Warrants in shares of Common Stock if from the date the Holder receives the Redemption Notice through and until the date such redemption is paid in full, the Equity Conditions have been satisfied, unless waived in writing by the Holder. For purposes of this Section 3, Equity Conditions shall mean during the period in question, (a) the Company shall have duly honored all exercises and redemptions scheduled to occur or occurring by virtue of one or more Notices of Exercise of the Holder, if any, (b) (i) there is an effective registration statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Warrant Shares (and the Company believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Warrant Shares (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Company as set forth in a written opinion letter to such effect, addressed and acceptable to the Holder, with such opinion letter paid for in full by the Company, (c) the Common Stock is trading on a Trading Market and all of the Warrant Shares are listed or quoted for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (d) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Warrant, (e) there has been no public announcement of a pending or proposed Change of Control Transaction that has not been consummated and (f) the Holder is not in possession of any information provided by the Company that constitutes, or may constitute, material non-public information. The Company's right to call the Warrants under this Section 3(e) shall be exercised ratably among the Holders based on each Holder's initial purchase of Warrants.

4. Stock Fully Paid; Reservation of Warrant Shares. All of the Warrant Shares issuable upon the exercise of the Warrant will, upon issuance and receipt of the Warrant Price for such Warrant Shares, be duly authorized, validly issued, fully paid and nonassessable, and will be free and clear of all taxes, liens, encumbrances and charges with respect to the issue.

5. Rights of the Warrant Holder. The Warrant Holder shall have no voting rights as a stockholder or rights to dividends or other distributions with respect to Warrant Shares subject to this Agreement until payment in full of the Warrant Price for Warrant Shares being issued.

6. Adjustment of Exercise Price and Number of Warrant Shares. The Exercise Price and the number of Warrant Shares purchasable upon any exercise of the Warrant shall be subject to adjustment from time to time upon the occurrence of certain events described in this Section 6.

(a) Subdivision or Combination of Stock; Stock Dividend and Stock Conversion.

(i) In the event the Company should at any time or from time to time fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock, or a record date for the determination of the holders of capital stock entitled to receive a dividend or other distribution payable in Common Stock or other securities or rights convertible into, or rights that entitle the holders of Common Stock to purchase, Common Stock (hereinafter referred to as “Common Stock Equivalents”), without payment of any consideration by such holders for the additional Common Stock or the Common Stock Equivalents (including the additional Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), (y) the Exercise Price of the Warrant Shares shall be appropriately decreased (but not below the then par value per share of Common Stock), or (z) the number of Warrant Shares shall be increased in proportion to such increase of outstanding Common Stock and shares of Common Stock issuable with respect to Common Stock Equivalents.

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(ii) If the number of shares of Common Stock outstanding at any time after the Issue Date is decreased by a combination of the outstanding Common Stock, then, upon the record date of such combination, (A) the Exercise Price shall be appropriately increased, or (B) the number of Warrant Shares shall be decreased in proportion to such decrease in outstanding Common Stock.

(iii) The Company will not modify its certificate of incorporation or effect any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities in a manner that negates or avoids the rights of the Warrant Holder to exercise its rights hereunder, but will at all times assist in the carrying out of all the provisions of this Agreement and in the taking of all such actions as may be necessary or appropriate in order to protect the Warrant Holder against impairment.

(b) Notice of Adjustment. Promptly after adjustment of the Exercise Price or any increase or decrease in the number of shares purchasable upon the exercise of the Warrant, the Company shall give written notice in accordance with Section 12. The notice shall be signed by an authorized officer of the Company and shall state the effective date of the adjustment and the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon any exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

(c) Other Notices. In the event that the Company shall propose at any time:

(i) to declare any dividend or distribution upon any class or series of capital stock, whether in cash, property, stock or other securities (including, without limitation, pursuant to a split or subdivision of the outstanding shares of capital stock); (ii) to effect any reclassification or recapitalization of its capital stock outstanding involving a change in the capital stock; or (iii) to merge or consolidate with or into any other corporation, or to sell, lease or convey all or substantially all of its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall mail to the Warrant Holder notice of such transaction:

(A) at least five (5) business days’ prior written notice in accordance with Section 11 of the date on which a record shall be taken for such dividend or distribution (and specifying the date on which the holder of the affected class or series of capital stock shall be entitled thereto) or for determining the rights to vote, if any, in respect of the matters referred to in (c)(ii) and (c)(iii) above; and

(B) in the case of the matters referred to in (c)(ii) and (c)(iii) above, written notice of such impending transaction not later than ten (10) business days’ prior to any shareholders’ meeting called to approve such transaction, or ten (10) business days’ prior to the closing of such transaction, whichever is earlier, and shall also notify the Warrant Holder in writing in accordance with Section 12 of the final approval of such transaction by the stockholders of the Company (if such approval is required). The first of such notices shall describe the terms and conditions of the impending transaction that are material to a holder of Common Stock (as determined by the Board of Directors of the Company (the “Board”) in good faith) and specify the date on which a holder of Common Stock shall be entitled to exchange his, her or its Common Stock for securities or other property deliverable upon the occurrence of such event) and the Company shall thereafter give such holder prompt notice of any changes in such terms or conditions that are material to a holder of Common Stock (as determined by the Board in good faith). The Company acknowledges that any record date must be set at a date that would permit the Warrant Holder effectively to exercise its rights hereunder.

(d) Changes in Stock. In case at any time prior to the Expiration Date, the Company shall be a party to any transaction (including, without limitation, a merger, consolidation, sale of all or substantially all of the Company’s assets or recapitalization of its capital stock) in which the previously outstanding shares of Common Stock shall be changed into or exchanged for different securities of the Company or common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or the Company shall make a distribution on its shares of Common Stock, other than regular cash dividends on its outstanding stock, or any combination of any of the foregoing (each such transaction being herein called the “Transaction” and the date of consummation of the Transaction being herein called the “Consummation Date”), then as a condition of the consummation of such Transaction, lawful and adequate provisions shall be made so that the Warrant Holder, upon the exercise hereof at any time on or after the Consummation Date and prior to the Expiration Date, shall be entitled to receive, and this Agreement shall thereafter represent the right to receive, in lieu of the Warrant Shares issuable upon such exercise prior to the Consummation Date, the highest amount of securities or other property to which the Warrant Holder would actually have been entitled as a stockholder upon the consummation of the Transaction if the Warrant Holder had exercised the Warrant immediately prior thereto. The provisions of this Section 6(d) shall similarly apply to successive Transactions.

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7. Taxes. The Warrant Holder acknowledges that upon exercise of the Warrant the Warrant Holder may be deemed to have taxable income in respect of the Warrant and/or the Warrant Shares. The Warrant Holder acknowledges that any income or other taxes due from it with respect to the Warrant or the Warrant Shares issuable pursuant to the Warrant shall be the Warrant Holder’s responsibility.

8. Reservation of Warrant Shares. From and after the Issue Date, the Company shall at all times reserve and keep available for issue upon exercise of this Warrant such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of this Warrant.

9. Intentionally Left Blank.

10. Representations by the Warrant Holder. The Warrant Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

11. Registration Rights. The Holder shall have the registration rights set forth in the Subscription Agreement. Notwithstanding anything to the contrary, the Company shall not be required to register any Warrant Shares that are eligible for sale pursuant to Rule 144 of the Securities Act.

12. Transfer Restrictions.

(a) Legend. The Securities to be acquired by the Holder pursuant hereto, may not be sold or transferred unless (A) such shares are sold pursuant to an effective registration statement under the Securities Act, or (B) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration or (C) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) or (D) such shares are sold or transferred outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (E) such shares are transferred to an “affiliate” (as defined in Rule 144) of the Company who agrees to sell or otherwise transfer the shares only in accordance with this Section 12. Except as otherwise provided in this Warrant (and subject to the removal provisions set forth below), until such time as the Securities issuable upon exercise of the Holder’s Warrant have been registered under the Act, otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of the Securities that has not been so included in an effective registration statement or that has not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”). THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) WITHIN THE UNITED STATES AFTER REGISTRATION OR IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D)  WITHIN THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND THE HOLDER HAS PRIOR TO SUCH SALE FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION.

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(b) Removal of Legend. The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefor free of any transfer legend if (A) the Company shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Securities may be made without registration under the Act and the shares are so sold or transferred, (B) such Holder provides the Company with reasonable assurances that the Securities (to the extent such securities are deemed to have been acquired on the same date) can be sold pursuant to Rule 144 or (C) in the case of the Common Stock issuable upon exercise of the Warrant, such security is registered for sale by the Holder under an effective registration statement filed under the Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold. The Company shall cause its counsel to issue a legal opinion promptly after the effective date of any registration statement under the Act registering the resale of the Common Stock issuable upon exercise of the Warrant if required to effect the removal of the legend hereunder.

13. Assignability. Notwithstanding Section 12 hereof, subject to the transfer and securities law restrictions set forth in this Agreement, the Warrant Holder may assign, convey or transfer, in whole or in part, its rights under this Agreement and provide written notice to Company of any such assignment, conveyance or transfer. Upon any transfer, assignment, pledge, hypothecation or other disposition of the Warrant or of any rights granted hereunder in accordance with the terms of this Section 13, the Company shall if necessary issue or re-issue warrant agreements reflecting the appropriate rights and entitlements of the Warrant Holder and any transferee, assignee or pledgee after giving effect to such transfer, assignment or pledge.

[signatures on following page]

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IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the day and year first above written.

COMPANY: BioRegenx, Inc.

By:
Name: Title:	Bill Resides CEO

[Signature Page – Warrant Agreement]

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EXHIBIT A

NOTICE OF EXERCISE

TO:	BioRegenx, Inc.

Address:
Attn:

1. The undersigned hereby elects to purchase ___________ shares of Common Stock, [         ] per share, of BioRegenx, Inc. pursuant to the terms of the Warrant Agreement dated ______________, 2025, held by the undersigned, and tenders herewith payment of the purchase price of such shares in full.

2. Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

___________________________________

(Name)

___________________________________

___________________________________

(Address)

(Signature)

Title:

_____________________

(Date)

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